Exhibit 99

CENTRAL VIRGINIA BANKSHARES: FIRST QUARTER EARNINGS, UP 24%.

POWHATAN, VA.,  April 21, 2004 / PR Newswire /  - Central Virginia Bankshares, Inc. (NASDAQ: CVBK) reported first quarter 2004 earnings of $ 1,021,824 an increase of $198,206 or 24 percent when compared to $ 823,618 in the first quarter of 2003. On a per share basis, basic earnings were $ 0.48 per share an increase of 20 percent versus $ 0.40 per share in the first quarter of the prior year. On a fully diluted basis, net income per share was $0.47 an improvement of 24 percent compared to $0.38 in the comparable period of the prior year.  For the first quarter, the return on assets was 1.12 percent versus the prior year’s 1.15 percent. The return on average shareholders equity was 13.85 percent compared to 13.06 percent in last year’s first quarter. At quarter end, shareholders equity stood at $31.1 million, an increase of over $5.5 million versus the first quarter of 2003. Accordingly, the book value of a share of common stock improved to $14.59 compared to $12.39 in 2003.

The fully tax equivalent net interest income in the first quarter was $ 3.37 million, an increase of 18 percent compared to $ 2.86 million in the first quarter of 2003. The tax equivalent net interest margin was 4.01 percent for the quarter versus 4.38 percent in first quarter 2003. Non-interest income continued its steady growth and ended the quarter at $ 648,757 an increase of 5 percent over the prior year’s first quarter total of $ 618,431. This improvement is attributable to increased revenues from the sales of non-deposit investment products, non-recurring securities gains resulting from normal investment portfolio management, and other non-interest income. The loan loss provision expense for the quarter was increased to $ 142,500 from $110,000 in the comparable quarter of last year , primarily as a result of loan growth in order to maintain the reserve at 1.53 percent of net loans. Nonperforming assets totaled $2.98 million an increase of $1.02 million during the first quarter of 2004 due to the inclusion of one loan that was 90 days past due as of quarter end, however, in this case, no loss is anticipated. The reserve for loan losses now represents 87 percent of quarter-end nonperforming assets, if the one loan mentioned above is excluded, the coverage of non-performing assets would be 131 percent, a prudent and reasonable level. The Bank’s capital position was strengthened in December of last year, through the issuance of $5 million in capital trust preferred long term debt, the proceeds of which were utilized to increase the parent company’s investment in the capital stock of its subsidiary bank.

Average earning assets in the first quarter were $336.5 million an increase of  $ 75.2 million or 28.8 percent compared to $261.3 million in the corresponding quarter last year. Average loan balances grew to $ 162 million, an increase of 13.3 percent from the prior year’s first quarter average balances of $ 143 million. The bank's investment securities portfolio continues to grow averaging $172.5 million, an increase of 50 percent compared with the prior year’s quarterly average of $ 115.3 million, while average overnight funds sold declined to $ 1.5 million from the comparable quarter of last year’s average of $ 2.3 million. Our deposits continue their growth, averaging $ 293.3 million for the quarter a 23.3 percent increase versus last year’s first quarter average of $ 237.8 million. The combined total average balances of short term borrowed funds from FHLB and Overnight Fed Funds and Repurchase agreements increased to $ 14 million from $ 5.8 million in the prior year; while at the same time, term borrowings increased by $ 5.8 million to average $ 21.8 million compared to $16 million in the first quarter 2003. Average total assets grew by $ 79 million or 27.6 percent to $ 364.5 million for the quarter.

Non-interest expense increased by 8.6 percent to $ 2.3 million in the first quarter 2004 versus $ 2.1 million last year. Increases in salaries and benefits, which represent the largest component of the overall increase, are a direct result of the general growth of the bank. Additionally, expense related to equipment depreciation, office supplies, communications and postage; as well as other miscellaneous expense comprise the remainder of increases. Occupancy, equipment repairs, and legal and professional expenses all declined as compared to the prior year’s first quarter, as the company continues its efforts to control expenses. The bank’s efficiency ratio for the quarter was 57.24 percent an improvement from 60.87 percent in the prior year.

Ralph Larry Lyons, President and CEO of Central Virginia Bankshares, Inc., commented: “Our earnings momentum and profitability continue, our deposit growth continues strong, and our earning assets have grown accordingly. In late March we opened our eighth branch office at the Bellgrade shopping center in Midlothian, and if the initial indications hold true, it will likely exceed our original growth expectations. We believe our bank is well positioned to continue its record of outstanding performance in the future.”

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge and assumptions about future events, and may address issues that involve significant risks, uncertainties, and estimates, that may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 30 year old community bank based in Powhatan County, a suburb of Richmond. It operates eight branch offices, two each in Powhatan and the adjacent county of Cumberland, three in western Chesterfield, and one branch in western Henrico County.

Selected Financial Data Follows for Central Virginia Bankshares, Inc.:

Central Virginia Bankshares, Inc.	First Quarter
	(Unaudited)
	2004	2003

Net Income	1,021,824	823,618
Interest & Fees on Loans	2,594,177	2,574,020
Interest on Investments	2,352,132	1,788,212
Interest on Funds Sold	2,138	6,853
Interest on Deposits	1,463,191	1,431,015
Interest on Borrowings	328,279	169,060
Net Interest Income (FTE)	3,370,810	2,861,321
Non Interest Income	648,757	618,431
Loan Loss Provision	142,500	110,000
Interest Expense	1,791,470	1,600,075
Non Interest Expense	2,300,920	2,118,295
Period End Balances:
Investment Securities	162,083,315	111,526,386
Fed Funds Sold	9,250,000	9,983,000
Loans (net of Unearned Discount)	170,013,243	146,940,838
Loan Loss Reserve	2,600,105	2,192,992
Non Interest Bearing Deposits	36,095,515	29,723,216
Total Deposits	298,270,817	245,220,857
Borrowings	36,079,500	21,414,000
Assets	368,325,827	293,850,928
Period End Shareholders Equity	31,102,039	25,574,427
Average Balances:
Average Assets	364,485,622	285,601,207
Average Earning Assets	336,466,020	261,295,945
Investment Securities	172,530,231	115,261,715
Federal Funds Sold	1,453,033	2,339,222
Loans (net of Unearned Discount)	162,055,307	143,006,699
Non Interest Bearing Deposits	35,597,322	28,336,855
Total Deposits	293,308,464	237,793,516
FHLB Overnight Advances	7,439,560	5,000,000
FHLB Term Borrowings	21,824,176	16,000,000
Fed Funds Purchased & REPO	6,548,852	763,467
Average Shareholders Equity	29,506,366	25,227,822
Average Shares Outstanding - Primary	2,123,353	2,060,777
Average Shares Outstanding Fully Diluted	2,167,844	2,173,018
Asset Quality:
Charged Off Loans	3,813	26,320
Recoveries	6,974	7,614

Period End: Non -Accrual Loans	18,408	136,280
Loans Past Due 90 Days or More	2,808,537	1,294,928
Other Non Performing Assets	140,000	150,000
Other Real Estate	18,000	97,000
Total Non Performing Assets	2,984,945	1,678,208
Per Share Data & Ratios:
Net Income Per Share - Basic	$ 0.48	$ 0.40
Net Income Per Share - Diluted	$ 0.47	$ 0.38
Period End Book Value Per Share	$ 4.59	$ 12.39
Return on Average Assets	1.12%	1.15%
Return on Average Equity	13.85%	13.06%
Efficiency Ratio	57.24%	60.87%
Average Loans to Average Deposits	55.25%	60.14%
Reserve for Loan Losses / Loans EOP	1.53%	1.49%
Net Interest Margin (FTE)	4.01%	4.38%

SOURCE:

Central Virginia Bankshares, Inc.

CONTACT:

Charles F. Catlett, III  - Senior Vice President and Chief Financial Officer,  (804) 403-2002